                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549


                               FORM 8-K

                            CURRENT REPORT


                     Pursuant to Section 13 of the
                    Securities Exchange Act of 1934


            Date of Earliest Event Reported:  March 1, 1995


                      NEW ENGLAND ELECTRIC SYSTEM

          (exact name of registrant as specified in charter)


Massachusetts
(state or other
jurisdiction of
incorporation)
1-3446
(Commission
File No.)
04-1663060
(I.R.S. Employer
Identification No.)

          25 Research Drive, Westborough, Massachusetts 01582

(Address of principal executive offices)

(508) 366-9011

(Registrant's telephone number, including area code)

Item 5.  Other Events


     On March 1, 1995, The Narragansett Electric Company (Narragansett), a subsidiary of New England Electric System, filed a request to increase its base rates with the Rhode Island Public Utilities Commission. As part of its filing, Narragansett proposed a special rate discount, of approximately five percent of the newly proposed rates, for manufacturing customers that agree to give Narragansett five years' notice before cogenerating or buying power from another supplier. Narragansett also proposed to phase its requested rate increase in two steps effective June 1995 and June 1996.

     Under Narragansett's phased proposal, the average customer rate would rise about two percent in June 1995. The size of the June 1996 increase would be determined by the Commission, after a full review of Narragansett's filing, but would not exceed four percent, on average.

     The proposal is an alternative to the standard rate filing which Narragansett also made on March 1, 1995. Under that filing, Narragansett is requesting a $30.5 million, or six percent, rate increase that is designed to become effective, after investigation, in December 1995.

                                      NEW ENGLAND ELECTRIC SYSTEM


                                         s/Alfred D. Houston
                                     By
                                       Alfred D. Houston
                                       Executive Vice President and
                                       Chief Financial Officer


Date:  March 6, 1995

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.